Sequential Brands Group Names Gary Klein CFO

December 3, 2012 - LOS ANGELES-- The Board of Directors of Sequential Brands Group, Inc. (OTC:SQBG) ("Sequential" or The “Company”) today announced that Gary Klein has joined the Company as its Chief Financial Officer.

William Sweedler, Chairman of Sequential, commented, “We are excited to welcome Gary Klein to the Sequential Brands Group management team as we embark on executing our growth plan.  Gary has years of experience working with the brand-management business model, and we believe he will be a powerful addition to our team.”

Gary Klein previously served as Vice President of Finance at Iconix Brand Group (NASDAQ:ICON).  Mr. Klein joined Iconix in 2005 and during his seven-year tenure, he was regularly involved in all areas of finance, including financial planning and analysis, reporting and accounting, corporate finance, investor relations, mergers and acquisitions and management information systems.  Prior to Iconix, Mr. Klein held finance-related positions at TV Guide Publishing Group, Columbia House and Office.com.  His career began at Rosen, Seymour, Shapss, Martin & Company, a public accounting firm, after receiving a bachelor’s degree in accounting from the University at Albany.

About Sequential Brands Group
Sequential Brands Group, Inc. (OTC:SQBG) owns, promotes, markets, and licenses a portfolio of consumer brands that presently include William Rast®, People's Liberation® and DVS Action Sports. The Company ensures that its brands continue to thrive and grow by employing strong brand management, design, and marketing teams. The Company has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and in certain international territories. For more information please visit the Company's corporate web site at: www.sequentialbrandsgroup.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Factors which could cause actual results to differ materially from these forward-looking statements include the Company's ability to identify and acquire brands, the Company's ability to license new and existing brands to third party retailers, distributors, and manufacturers on terms acceptable to the Company, the Company's ability to develop and maintain strategic business relationships for its brands, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Sequential Brands Group, Inc.

For Investors
(203) 682-8212

or

For Press
Andrea Sobel
(213) 745-2123
asobel@sequentialbrandsgroup.com